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                                                                  Exhibit 10-c-1

                            COMPENSATION OF DIRECTORS


Non-employee directors of ArvinMeritor receive a retainer at the rate of $45,000 per year for Board service. No additional retainer is paid for service as committee members.

After each Annual Meeting of Shareowners, each non-employee director receives a grant under the 2004 Directors Stock Plan. The grant in 2005 is expected to consist of 4,500 restricted share units. A non-employee director who is elected to the Board during the fiscal year receives a pro rata portion of these annual grants.

A director may elect to defer payment of all or part of the cash retainer fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer all or any portion of the cash retainer by electing to receive restricted shares or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer are valued at the closing price of the Common Stock on the New York Stock Exchange - Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

The Chairman of the Audit Committee receives an additional retainer of $10,000 per year, the Chairman of the Compensation Committee receives an additional retainer of $7,000 per year, and the Chairmen of the Corporate Governance and Nominating Committee and the Environmental and Social Responsibility Committee each receive an additional retainer of $3,000 per year. Non-employee directors also receive fees for attendance at committee meetings in the amount of $1,500 for each meeting of the Audit Committee ($750 per meeting for attendance by telephone) and $1,000 for each meeting of other Board committees ($500 per meeting for attendance by telephone).

Directors who are also employees of ArvinMeritor or a subsidiary of ArvinMeritor do not receive compensation for serving as directors.


                                                                        11/11/04